Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-168563) pertaining to the Amended and Restated Equity and Incentive Plan effective April 1, 2020 of Employers Holdings, Inc. of our reports dated February 20, 2020, with respect to the consolidated financial statements and schedules of Employers Holdings, Inc. and the effectiveness of internal control over financial reporting of Employers Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
May 28, 2020